Exhibit 10.2.1

LEASE

This LEASE is made and entered into between Stephen Webster, (hereinafter called "Lessor") and International Monetary Systems. LTD (hereinafter called "Lessee" is

WITNESSETH: Lessor leases to Lessee and Lessee hires from Lessor, 3900+/- Sq. Ft, of office space, located at 1595 Elmwood Ave, Rochester, New York 14620 (hereinafter called the "Premises") and also known as The Alliance Barter Suite. It will be for the term and upon payment of the rents and performance and observance of all the terms, covenants, provision:., conditions and limitations hereinafter set forth, and each of the parties covenants and agrees t 3 keep, perform and observe all of the seine on its part.

1.	TERM: The term of the Lease shall commence February 1, 2007 for 60 months, ending December, 31, 2011. Yearly increases will be limited to the CPI for the area or 5%, whichever is less. Six months notice shall be given by Lessee to renew this lease.

2.	RENT: Lessee agrees to pay Lessor, at the address specified in this Lease or at such other place as Lessor may designate in writing. Rentals payable in advance each month in equal monthly cash installments of $4550.90. lessee shall pay all rent payable under this Lease without set off for any cause whatsoever and without notice or demand, both of which are expressly waived by Lessee. Rent payments shall be made to the Lessor at the address as listed below:

Stephen E. Webster
1595 Elmwood Ave.
Rochester, NY 14620

3.	SECURITY DEPOSIT: Waived

4.	AUTHORIZED USE: Lessee shall use the premises for office purposes and shall not use or permit the premises u3 be used for any other purpose without the prior written consent of Lessor. Use and occupancy by Lessee the premises shall include the use in common with others of all common areas and facilities Aim Lessee shall not do or permit anything to be done in or about the premises nor bring or keep anything therein which will in any way increase the existing premium for or affect or cause cancellation of any fire or other insurance policy upon the building or any part thereof or any of its contents.

5.	POSSESSION: Lessee shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

6.	HOLDOVER/RENEWAL: If Lessee remains it the premises after the Lease expiration date, such continuance of possession b3 Lessee shall be deemed to be a month-to-month tenancy at the sufferance of Lessor terminable at any time by the Lessor. Rent will be increased by ten percent (10%) per month during the month-to-month tenancy.

7.	LATE PAYMENTS: Lessee shall pay the greater of a late fee of 5% or $50.00 for each payment that is not paid within five days after its due date, the first of every month.

8.	INSUFFICIENT FUNDS: Lessee shall be charged $35.00 for each check that is returned to the Lessor for lack of insufficient fund._

9.	COMPLIANCE OF LAWS: Lessee agrees to amply with all laws, ordinances, orders, rules and regulations known to Lessee now or hereafter in force affecting the premises or use thereof:; and to not conduct in or permit the use of the premises or any part thereof for any illegal purpose.

10.	FURNISHINGS: none

11.	SIGNAGE: The Lessee shall neither place, nor cause nor allow to be placed, any sign or signs of any kind whatsoever at, in or about the premises, except in or such places as may be indicated by the Landlord and consented n r by the Landlord in writing. Any such signage is at lessee expense.

12.	PARKING: Tenant shall be entitled to use the parking lot for the parking of the Tenant's vehicles and any customers/guests vehicles.

13.	MAINTENANCE: Lessee shall have the responsibility for its share of the common areas expense. That percentage shall be 33%. Lessee will be responsible for maintenance of the interior of own space.

14.	INSURANCE: Lessor, at its sole expense, shall comply with all insurance regulations and shall maintain in force, insurance coverage that includes fire. lightning, explosion, and extended coverage with an approved carrier it form and contents as satisfactory with Best's Insurance Guide. Lessee explicitly understands that they shall bear the cost of all insurances associated with their occupancy and personal property.

15.	RIGHT OF ENTRY BY LESSOR: Lessor shall be permitted, during the term of the Lease to inspect the premises during reasonable business hours for the purpose of ascertaining the condition or the premises and in order to make such repairs as may be required under the terms of this Lease.

16.	UTILITIES: Lessee will pay all utilities associated with their space. Either directly or on a prorated basis.

17.	TAXES: Included in rent.

18.	TAX ESCALATION: Tenant will pay their proportional share of any increase in any taxes, base year being 2006.

19.	ASSIGNMENT AND SUBLETTING: Neither his Lease nor any interest herein may be assigned without the expressed written consent of the Lessor, which consent shall not be unreasonably withheld in any event, the Lessee shall remain responsible for the full performance of all terms and conditions of this Lease.

20.	DAMAGE OR DESTRUCTION: If the premises or any part thereof shall be damaged or destroyed by fire or other casualty covered by a standard fire insurance policy with an extended coverage endorsement, the Lessor shall promptly repair such damage and restore the premises to the condition to the same a 3 was found prior to such fire or casualty, without expense to the Lessee, subject to delays occasioned by the adjustment of insurance claims and other causes beyond Less( is control, provided, however, that if the premises cannot substantially restored to the reasonable satisfaction of Lessee within a period of thirty days (30) from the date of such fire or other casualty, then, in that event, the Lessor or Lessee shall have the right to cancel and terminate this Lease by giving the other party written notice. Lessee's Ten% shall be abated from the date of the casualty until the premises is restored to a condition that Lessee can again enjoy the use of the premises. If the property is condemned, this lease shall terminate upon twenty days written notice of such event or condition.

21.	INJURIES AND PROPERTY DAMAGE: Lessee agrees to indemnify and hold harmless the Lessor from any and all claims of an kind or nature arising from the Lessee's use of or actions upon the premises during the term here4 and Lessee hereby waives all claims against them• Lessor or any kind or nature in and upon the premises except if due to the acts of the Lessor or its representatives. Lessor agrees to indemnify Lessee for any latent defect n the premises causing injury to the Lessee or third parties. At all times during the term hereof, Lessee shall maintain public liability and property damage insurance for the protection of the Lessee against claims for injury to or death of any persons, or damage to any property arising out of or in connection with the use, misuse, disuse and /or condition of the premises. :_liability limits under such insurance shall be for not less than One Million Dollars ($1,000,000.00) for injury to any person or persons and for not less than Five Hundred Thousand Dollars ($500,000.00) for injury to property. A satisfactory certificate of the insurer evidencing Lessee's insurance shall be deposited with the Lessor.

22.	DEFAULT BY LESSEE: If Lessee fails to pay any rent or other money required herein within ten (10) days after same is due or if Lessee or any of those claiming under Lessee, violates or fails to perform any other provisions hereof and such violation or failure (with the exception of rent or other money as herein before provided) is not cured within thirty (30) days after written notice to Lessee thereof by Lessor, then Lessor may immediately or at any time thereafter, while such condition continues, at Lessor's option, without further notice, either terminate this Lease, or as agent of Lessee, release or otherwise dispose of the premises or any part thereof to others in such manner and on such terms as Lessor deems best; but in any such case, Lessee shall be and remain obligated to pay Lessor damages or loss of rents which Lessor may then or thereafter suffer to the full end of the original term. Notwithstanding anything else to the contrary herein, in respect to the defaults that cannot reasonably be clued within thirty (30) days, it shall be sufficient that a bonafide effort toward curing such default is commenced during such period and thereafter diligently prosecuted to completion. Lessee will be responsible for reasonable attorney's fees associated with collection of rents or enforcement of this lease.

23.	WAIVER OF CONSENT: Any failure or neglect of Lessor at any time to declare forfeiture of this Lease for any breach of default thereof, or there under shall not be taken or considered as a waiver of the right to thereafter declare a forfeiture for other or like succeeding default or breach.

24.	NOTICE: All notices to be given hereunder by either party shall be in writing, and if notice is to Lessor, it shall he sufficiently served by being certified mailed, postage prepaid, United States mail, to Lessor at the address where rent is payable, or if notice is to Lessee, it shall be sufficiently served by certified mail, postage prepaid, United States mail to Lessee. Either party hereto may from time to time, by written notice to the other, designate a different post office address in the United States to which such notices shall be sent

25.	SUBORDINATION, NON-DLSTURBANCE AND ATTORNMENT: This lease is subject and subordinate to any first mortgages no or hereafter affecting or covering the premises and all or any part of the building. Notwithstanding the aforesaid subordination, in the event of the foreclosure of any such mortgages: (a) this Lease shall not terminate and (b) the peaceful possession of Lessee shall not be disturbed, provided that Lessee is not in default tinder any of the terms and conditions of this Lease. Lessee agrees to attorn to and to recognize the mortgagee or the purchaser at foreclosure sale as Lessee's Landlord for the balance of the term of this Lease. Lessee hereby agrees, however, that such mortgages or the purchaser at foreclosure sale shall not be: (i) liable for any act or omission of Landlord; (ii) subject to any offsets or defense which Lessee might have against Landlord; (iii) bound by any rent or additional rent which Lessee may have paid to Landlord for more than the current month; or (iv) bound by any amendment or modification if this Lease made without its consent The aforesaid subordination, non-disturbance and attornment provisions shall be self-operative; however, Lessee agrees to promptly execute any other agreement submitted by Landlord in confirmation or acknowledgement of it.

26.	FIXTURES: All fixtures, furniture, and equipment installed in said premises by the Lessee, shall at all times be and remain the sole sad exclusive property of the Lessee, and may be removed by the Lessee at the expiration ca termination of the Lease. Premises will be restored to original condition, normal wear and tear accepted.

27.	QUIET ENJOYMENT: Lessor covenants that Lessee on paying the rent and performing Lessee's obligations under this Lease ;hall peacefully and quietly have, bold, and enjoy the premises throughout the term of the Lease without hindrance by Lessor or anyone claiming by, through, or under Lessor.

28.	CONSENT: It is agreed that in all instances in this Lease where either the Lessor's or Lessee's approval is required, such approval shall not be unreasonably withheld. Lessee also agrees to allow lessor to run a credit check or any individual or company signed on this lease.

29.	LESSOR OBLIGATIONS: (a) Lessor will alloy' Lessee free access to the premises 24 hours per day and seven day s a week. (b) Lessor agrees to deliver to the Lessee physical possession of the premises upon commencement of term, free and clear of any and all third party rights. (c) Lessor shall pay and discharge all existing and future taxes, assessments and duties imposed upon the premise:;. (d) Lessor warrants that he has full right and authority to enter into this Lease and that he is the sole owner of the premises.

30.	PERMITS: Lessee agrees to obtain, at Lessee's yawn expense, all permits necessary to carry on its operation and activities on the premises. Lessor will cooperate in Lessee's permitting effort, but shall not be obligated to assume any permitting expense, cost or liability.

31.	SEVERABILITY: If any portion of this lease shell be held to be invalid or unenforceable for any mason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

32.	WAIVER: The failure of either party to enforce any provisions of this lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this lease.

33.	GOVERNING LAW: This lease shall be construed in accordance with the laws of the State of New York, County of Monroe.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year indicated by Lessor's execution data as written below.

Subject to final purchase agreement being signed by the parties.

LESSOR	LESSEE

Stephen E. Webster	International. Monetary Systems, LTD
1595 Elmwood Ave.	Donald F. Delardak, President
Rochester, NY 14620

/s/ Stephen E. Webster	/s/
Signed:	Signed:

12/30/06
(Execution date)	(Execution date)